EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Frederick’s of Hollywood Group Inc. Reports

Second Quarter Fiscal 2014 Financial Results

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Hollywood, CA – March 11, 2014 — Frederick’s of Hollywood Group Inc. (OTCQB: FOHL) (the “Company”) today announced the financial results for its second quarter of fiscal 2014.

“We are moving ahead with our strategy to maximize higher performing retail locations, which will allow us to reduce overall costs and effectively utilize limited resources. Over the past three months, we have closed 15 underperforming stores and one additional store at the end of its lease. This activity will continue into April, as we plan to close an additional two stores,” stated Thomas Lynch, the Company’s Chairman and Chief Executive Officer.

Fiscal 2014 Second Quarter Compared to Fiscal 2013 Second Quarter:

•	Net loss applicable to common shareholders was $5.1 million or $0.13 per basic and diluted share, compared with a net loss of $10.0 million or $0.26 per basic and diluted share.
•	Net sales decreased 3.1% to $23.5 million from $24.3 million.
o	Direct sales (e-commerce and catalog) increased 9.7% to $8.9 million
o	Comparable store sales decreased 4.1%
o	Total store sales decreased 8.0% to $14.2 million
o	Other revenue decreased by $0.3 million, or 45.9%. The decrease is primarily attributable to a decrease in shipping revenue due to an increase in online promotional shipping offers to stimulate retail sales and compete more effectively
•	Gross margin, as a percentage of net sales, was 27.0% as compared to 24.1%.
•	Selling, general and administrative expenses decreased to $9.3 million, or 39.4% of sales, from $13.7 million, or 56.4% of sales.

Fiscal Six Months Ended January 25, 2014 Compared to Fiscal Six Months Ended January 26, 2013:

•	Net loss applicable to common shareholders was $12.8 million or $0.33 per basic and diluted share, compared with a net loss of $15.2 million or $0.39 per basic and diluted share.
•	Net sales decreased 7.4% to $43.3 million from $46.7 million.
o	Direct sales (e-commerce and catalog) increased 5.4% to $15.4 million
o	Comparable store sales decreased 7.7%
o	Total store sales decreased 11.5% to $27.1 million
o	Other revenue decreased by $0.7 million, or 50.1%. The decrease is primarily attributable to a decrease in shipping revenue due to an increase in online promotional shipping offers to stimulate retail sales and compete more effectively
•	Gross margin, as a percentage of net sales, was 24.5% as compared to 25.5%.
•	Selling, general and administrative expenses decreased to $19.1 million, or 44.2% of sales, from $23.8 million, or 50.9% of sales.

Going Private Transaction

As previously disclosed, in December 2013, a group consisting of HGI Funding LLC, a wholly owned subsidiary of Harbinger Group Inc., and certain of the Company’s other common and preferred shareholders (the “Consortium”) entered into a definitive merger agreement to acquire the Company. The members of the Consortium as a group beneficially own approximately 88.7% of the Company’s common stock. The merger will be accomplished through FOHG Holdings, LLC (“Parent”), an entity controlled by the Consortium that was formed for the purpose of the transaction.

Under the merger agreement, the Company’s shareholders who are not members of the Consortium will receive $0.27 per share in cash upon completion of the transaction. The price represents a premium of 50% to the closing price of the Company’s shares on September 27, 2013, the last trading day before the announcement by the Consortium of its proposal, and a premium of 46% over the average closing price of the Company’s common stock for the 45 trading days prior to that date.

The Company and its directors may be deemed to be participants in the solicitation of proxies for the special meeting of the Company’s shareholders to be held to approve the merger. The Company’s directors have certain interests in the merger, as more fully described in the preliminary proxy statement referenced below, including: (a) the directors (other than William F. Harley III) will receive the merger consideration for each share of our common stock held by them, including shares subject to restricted share awards; (b) Mr. Harley will contribute shares of the Company’s common stock held by him and his affiliates to Parent in exchange for an increase in their respective equity interests in Parent; (c) Thomas J. Lynch, the Company’s Chairman and Chief Executive Officer, has entered into a new employment agreement, which will take effect if the merger is completed, under which Mr. Lynch will receive an equity interest in Parent; and (d) Mr. Harley and Peter Cole became members of the board of managers of Parent upon the signing of the merger agreement.

The Company’s shareholders and other interested persons are advised to read the Company’s preliminary proxy statement and, when available, definitive proxy statement in connection with the Company’s solicitation of proxies for the special meeting because these proxy statements will contain important information, including a description of the security holdings of the Company’s directors and their interests as shareholders in the successful consummation of the merger. The definitive proxy statement will be mailed to shareholders as of a record date to be established for voting on the merger. Shareholders will also be able to obtain a copy of the definitive proxy statement, without charge, by directing a request to: Frederick’s of Hollywood Group Inc., 6255 Sunset Boulevard, 6th Floor, Hollywood, California 90028. The preliminary proxy statement and the definitive proxy statement, once available, can also be obtained, without charge, at the Securities and Exchange Commission’s internet site (http://www.sec.gov).

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. These statements are based on management’s current expectations or beliefs. Actual results may vary materially from those expressed or implied by the statements herein. Among the factors that could cause actual results to differ materially are the following: working capital needs; competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; risks of doing business abroad; the ability to protect our intellectual property; satisfaction of the various conditions to the closing of the transaction contemplated by the merger agreement; and the other risks that are described from time to time in the Company’s SEC reports. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s intimate apparel and related products under its proprietary Frederick’s of Hollywood® brand through 96 specialty retail stores and an online shop at http://www.fredericks.com/. With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Exxtreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®. Our press releases and financial reports can be accessed on our corporate website at http://www.fohgroup.com.

CONTACT:

Frederick’s of Hollywood Group Inc.

Thomas Rende, CFO (212) 779-8300

Investor Contacts:

Todd Fromer / Garth Russell

KCSA Strategic Communications

212-896-1215 / 212-896-1250 tfromer@kcsa.com / grussell@kcsa.com

(Tables Below)

FREDERICK’S OF HOLLYWOOD GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	January 25,	July 27,
	2014	2013
ASSETS	(Unaudited)	(Audited)
CURRENT ASSETS:
Cash	$170	$201
Accounts receivable	1,055	926
Merchandise inventories	15,006	11,333
Prepaid expenses and other current assets	484	815
Deferred income tax assets	93	93
Total current assets	16,808	13,368
PROPERTY AND EQUIPMENT, Net	2,692	3,196
INTANGIBLE ASSETS	18,259	18,259
OTHER ASSETS	2,031	1,376
TOTAL ASSETS	$39,790	$36,199

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Revolving credit facilities	$7,565	$6,078
Current portion of term loan	5,000	-
Accounts payable and other accrued expenses	27,750	19,639
Total current liabilities	40,315	25,717

DEFERRED RENT AND TENANT ALLOWANCES	2,054	3,006
TERM LOAN	14,248	14,068
DEFERRED INCOME TAX LIABILITIES	7,397	7,397
WARRANT LIABILITY	4,989	3,402
OTHER	10	10
TOTAL LIABILITIES	69,013	53,600

TOTAL SHAREHOLDERS’ DEFICIENCY	(29,223)	(17,401)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIENCY	$39,790	$36,199

FREDERICK’S OF HOLLYWOOD GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	January 25,	January 26,	January 25,	January 26,
	2014	2013	2014	2013

Net sales	$23,530	$24,288	$43,266	$46,743
Cost of goods sold, buying and occupancy	17,166	18,429	32,670	34,818
Gross profit	6,364	5,859	10,596	11,925
Selling, general and administrative expenses	9,268	13,702	19,145	23,778
Loss on abandonment	-	189	-	710
Impairment of long-lived assets	-	1,295	-	1,295
Operating loss	(2,904)	(9,327)	(8,549)	(13,858)
Interest expense, net	914	520	1,706	1,051
Fair value loss on warrant	773	-	1,587	-
Loss before income tax provision	(4,591)	(9,847)	(11,842)	(14,909)
Income tax provision	25	25	50	50
Net loss	(4,616)	(9,872)	(11,892)	(14,959)
Less Preferred stock dividends	451	118	869	234
Net loss applicable to common shareholders	$(5,067)	$(9,990)	$(12,761)	$(15,193)
Basic and diluted net loss per share applicable to common shareholders	$(0.13)	$(0.26)	$(0.33)	$(0.39)

Weighted average shares outstanding – basic and diluted	39,268	38,996	39,243	38,987

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